Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements No. 333-51717 and 333-74832 on Form S-8 of Virco Mfg. Corporation of our report dated June 24, 2022, with respect to the statements of net assets available for benefits of the Virco Mfg. Corporation 401(k) Plan as of December 31, 2021 and 2020, and the related statement of changes in net assets available for benefits for the year ended December 31, 2021 and the related schedule of assets (held at end of year) as of December 31, 2021, which report appears in the December 31, 2021 annual report on Form 11-K of the Virco Mfg. Corporation 401(k) Plan.

/S/ KBF CPAs LLP
Irvine, California
June 24, 2022